Exhibit 99.1

Ralph L. Schlosstein and John S. Weinberg Each Appointed as

Co-Chairman of the Board of Directors and Co-Chief Executive Officer

New York, July 15, 2020 – Evercore (NYSE: EVR) today announced that Ralph L. Schlosstein and John S. Weinberg have each been appointed as Co-Chairman of the Board and Co-Chief Executive Officer, effective immediately. Previously, Mr. Schlosstein, who joined the firm in 2009, served as President and Chief Executive Officer and Mr. Weinberg, who joined the firm in 2016, served as Chairman of the Board and Executive Chairman. Messrs. Schlosstein and Weinberg will continue to lead the firm with Roger Altman, Founder and Senior Chairman.

Roger Altman said, “Ralph and John have been extraordinary in their respective roles and have formed a genuine partnership. It is exciting that they will lead Evercore together. And, as we complete our 25th year, I can’t think of a better team to guide the firm.”

Ralph Schlosstein said, “John and I have been working together as partners since he joined the firm almost four years ago, collaborating on all important decisions pertaining to the management of the firm and the strategic direction of our business. Our Board’s decision codifies and formalizes our already strong partnership, and I do not expect it to affect in any way the way we interact with each other or our management of the firm. As Co-Chairmen of the Board and Co-CEOs, I fully expect our partnership to strengthen and grow as we navigate today’s challenging environment and execute our long-term growth strategy.”

John Weinberg commented, “It has been a pleasure working closely with Roger and Ralph over the last several years. The arrangement announced today is very much a continuation of the way we have been operating over these last years. I am excited by the prospects and direction of the firm and I look forward to leading Evercore together with Ralph, maintaining our commitment to our clients, our values and our people.”

About Evercore

Evercore (NYSE: EVR) is a premier global independent investment banking advisory firm. We are dedicated to helping our clients achieve superior results through trusted independent and innovative advice on matters of strategic significance to boards of directors, management teams and shareholders, including mergers and acquisitions, strategic shareholder advisory, restructurings, and capital structure. Evercore also assists clients in raising public and private capital and delivers equity research and equity sales and agency trading execution, in addition to providing wealth and investment management services to high net worth and institutional investors. Founded in 1995, the Firm is headquartered in New York and maintains offices and affiliate offices in major financial centers in North America, Europe, the Middle East and Asia. For more information, please visit www.evercore.com.

Investor Contact:	Hallie Elsner Miller
Head of Investor Relations, Evercore
+1.917.386.7856

Media Contact:	Dana Gorman
Abernathy MacGregor, for Evercore
+1.212.371.5999